Exhibit 99.1

Contacts:

Richard D. Katz, M.D.

EVP, Finance and Corporate Development;

Chief Financial Officer

Icagen, Inc.

(919) 941-5206

rkatz@icagen.com

Icagen Provides Update on ICA-105665

RESEARCH TRIANGLE PARK, N.C., September 13, 2010 — Icagen, Inc. (NASDAQ: ICGN) today announced that due to the occurrence of a serious adverse event in the photosensitivity study of ICA-105665, the Company has suspended further enrollment in the study. The serious adverse event occurred in the 600mg patient cohort following completion of the 500mg patient cohort. The Company will be discussing the status of the study with its clinical advisors and with the FDA. Additionally, the Company has completed the conduct of the multiple ascending dose study in healthy volunteers at daily doses of 500mg and 600mg for a period of seven days. There have been no serious adverse events noted, pending a final review of laboratory data. Analyses of the complete data set from both studies are ongoing.

About Icagen

Icagen, Inc. is a biopharmaceutical company based in Research Triangle Park, North Carolina, focused on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing its proprietary know-how and integrated scientific and drug development capabilities, Icagen has identified multiple drug candidates that modulate ion channels. The Company is conducting research and development activities in a number of disease areas, including epilepsy, pain and inflammation. The Company has a clinical stage program in epilepsy and pain. To learn more about Icagen, please visit our website at www.icagen.com.

Forward Looking Statements

This press release may contain forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption “Risk Factors” in Icagen’s most recent Quarterly Report on Form 10-Q, filed with the SEC on August 12, 2010. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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